Exhibit 3.1
CERTIFICATE OF AMENDMENT
OF RESTATED CERTIFICATE OF INCORPORATION
OF ENDOCARE, INC.
     The undersigned, Michael R. Rodriguez, hereby certifies that:
          1. He is the Senior Vice President, Finance and Chief Financial Officer of Endocare, Inc., a Delaware corporation (the “Corporation”), the original Certificate of Incorporation of which was filed with the Secretary of State of the State of Delaware on May 10, 1994. The Corporation filed a Restated Certificate of Incorporation on December 6, 1995, a Certificate of Designation on September 1, 1999 and a Certificate of Amendment of Restated Certificate of Incorporation on September 25, 2000.
          2. The first paragraph of Article IV of the Corporation’s Restated Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:
     “The total number of shares of stock which the Corporation shall have the authority to issue is 51,000,000 shares, consisting of 50,000,000 shares of Common Stock having a par value of $0.001 per share (“Common Stock”) and 1,000,000 shares of Preferred Stock having a par value of $0.001 per share (“Preferred Stock”). Effective as of 5:00 p.m., Eastern time, on August 20, 2007, each outstanding three shares of Common Stock shall be combined and converted into one share of Common Stock, par value $0.001 per share. No fractional shares shall be issued and, in lieu thereof, any holder of less than one share of Common Stock shall be entitled to receive cash for such holder’s fractional share based upon the fair market value of the Common Stock as of August 20, 2007, as such fair market value is determined by the Corporation’s Board of Directors. Whether or not the reverse stock split provided above would result in fractional shares for a holder of record shall be determined on the basis of the total number of shares of Common Stock held by such holder of record at the time that the reverse stock split occurs.”
          The second paragraph of Article IV of the Corporation’s Restated Certificate of Incorporation is not amended by this Certificate of Amendment.
          3. This Certificate of Amendment has been duly adopted by the Board of Directors and stockholders of the Corporation in accordance with Sections 242 and 228 of the General Corporation Law of the State of Delaware.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of Restated Certificate of Incorporation on this 17th day of August, 2007.

/s/ Michael R. Rodriguez
Michael R. Rodriguez
Senior Vice President, Finance and Chief Financial Officer